Exhibit 10.8

TAX SHARING AGREEMENT

by and between

FBR TRS HOLDINGS, INC.

and

FBR CAPITAL MARKETS CORPORATION

dated as of

July 20, 2006

TAX SHARING AGREEMENT

THIS TAX SHARING AGREEMENT (“Agreement”) is made and effective as of the 20th day of July 2006, by and between FBR TRS Holdings, Inc., a Virginia corporation (“TRS Holdings”), and FBR Capital Markets Corporation, a Virginia corporation (“FBR Capital Markets”).

RECITALS

A. As of December 31, 2003, each of TRS Holdings, Pegasus Capital Corporation, a Delaware corporation, FBR Asset Management Holdings, Inc., FBR Bancorp, Inc., FBR National Trust Company, Money Management Advisers, Inc., FBR Fund Advisers, Inc., FBR Investment Management, Inc., Friedman, Billings, Ramsey & Co., Inc., FBR Capital Markets Holdings, Inc., and FBR Investment Services, Inc., entered into a Tax Sharing Agreement (the TRS Tax Sharing Agreement”). The parties to the TRS Tax Sharing Agreement are all taxable REIT subsidiaries (“TRSs”) of Friedman Billings Ramsey Group, Inc. and are members of an affiliated group (the “TRS Holdings Affiliated Group”) within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), of which TRS Holdings is the common parent corporation.

B. The TRS Holdings Affiliated Group filed a consolidated federal income tax return for the taxable year that began April 1, 2003 and ended December 31, 2003 and for each calendar year thereafter.

C. TRS Holdings has formed FBR Capital Markets as a wholly-owned subsidiary of TRS Holdings pursuant to Articles of Incorporation filed with the State Corporation Commission of the Commonwealth of Virginia on June 9, 2006 and Articles of Amendment filed with the State Corporation Commission of the Commonwealth of Virginia on June 21, 2006. Pursuant to a Contribution Agreement dated as of July 20, 2006 between TRS Holdings and FBR Capital Markets, TRS Holdings is contributing 100% of the outstanding capital stock of FBR Asset Management Holdings, Inc. and FBR Capital Markets Holdings, Inc. to FBR Capital Markets in exchange for the issuance of additional stock by FBR Capital Markets (the “Contribution”). FBR Asset Management Holdings, Inc. owns 100% of the capital stock of each of FBR Fund Advisers, Inc. and FBR Investment Management, Inc. FBR Capital Markets Holdings, Inc. owns 100% of the capital stock of each of Friedman, Billings, Ramsey & Co., Inc. (which, in turn, owns 100% of the capital stock of FBRC, Ltd.) and Friedman, Billings, Ramsey International, Ltd. FBR Asset Management Holdings, Inc., FBR Capital Markets Holdings, Inc., and their subsidiaries will be referred to collectively in this Agreement as the “FBR Capital Markets Subsidiaries”). After the Contribution, pursuant to an offering memorandum dated as of July 14, 2006, 12,066,667 shares of the common stock of FBR Capital Markets are being issued and sold by the Company (the “Offering”). After the Offering, it is expected that TRS Holdings will own approximately 72.7% of the outstanding capital stock of FBR Capital Markets (or approximately 70.7% of the outstanding capital stock if the initial purchaser/placement agent’s additional allotment option is exercised in full).

D. As a result of the Contribution and the Offering, FBR Capital Markets and the FBR Capital Markets Subsidiaries will not be members of the TRS Holdings Affiliated Group beginning with their taxable year beginning on the day following the Offering and ending December 31, 2006. The parties hereto desire to establish a method for allocating the tax liabilities and tax benefits of the TRS Holdings Affiliated Group for taxable years (or portions thereof) beginning prior to the Offering (“Pre-Offering Taxable Years”) among the members of the TRS Holdings Affiliated Group.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is hereby agreed as follows:

1. Federal Income Tax Returns for Pre-Offering Taxable Years. TRS Holdings shall prepare and timely file the consolidated federal income tax returns and any amended returns of the TRS Holdings Affiliated Group for all Pre-Offering Taxable Years.

2. Apportionment of Tax Liability for Pre-Offering Taxable Years. The consolidated federal income tax liability of the TRS Holdings Affiliated Group for all Pre-Offering Taxable Years shall be apportioned among its members in accordance with the method set forth in section 1552(a)(3) of the Code and sections 1.1502-33(d)(3), 1.1552-1(a)(3), and 1.1552-1(b) of the Treasury regulations. TRS Holdings shall allocate any such tax liability of the TRS Holdings Affiliated Group that arises or is paid to the Internal Revenue Service after the Offering based on the apportionment methods described in the preceding sentence. If, as a result of such allocation, net tax liability is allocated to an FBR Capital Markets Subsidiary, FBR Capital Markets shall pay to TRS Holdings the amount of such net tax liability. TRS Holdings shall pay to FBR Capital Markets the amount of any net tax benefit allocated to an FBR Capital Markets Subsidiary. Such payments shall occur no later than 90 days after the filing of the tax return, in the event that tax is paid with such return, or no later than 90 days after the receipt of a federal income tax refund from the Internal Revenue Service.

3. Interim Estimated Payments. Within a reasonable period after a request by TRS Holdings, FBR Capital Markets shall advance to TRS Holdings amounts necessary to fund that portion of any estimated federal income tax payment of the TRS Holdings Affiliated Group for a Pre-Offering Taxable Year that is allocated to an FBR Capital Markets Subsidiary. Any amounts so paid in any year shall operate to reduce the amount payable to TRS Holdings in connection with the filing of the return for such year pursuant to Section 2, and any balance resulting from such reduction shall promptly be refunded by TRS Holdings to FBR Capital Markets.

4. Tax Adjustments. (a) In the event of a proposed adjustment to the consolidated federal income tax liability of the TRS Holdings Affiliated Group for a Pre-Offering Taxable Year, TRS Holdings shall notify FBR Capital Markets of such proposed adjustment and TRS Holdings and FBR Capital Markets (and their respective subsidiaries) shall cooperate to contest and defend against such proposed tax liability. TRS Holdings shall control and be responsible for any proceedings related to the proposed adjustment, and FBR Capital Markets shall bear the portion of any related costs incurred by TRS Holdings that are properly allocable to FBR Capital Markets Subsidiaries. The allocation of such costs will be determined in the sole discretion of TRS Holdings.

(b) In the event of any final adjustment to the consolidated federal income tax liability of the TRS Holdings Affiliated Group for a Pre-Offering Taxable Year (whether by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service), the liability of each member of the TRS Holdings Affiliated Group shall be recomputed under Section 2 of this Agreement to give effect to such adjustments, and any resulting settlement payments between TRS Holdings and the FBR Capital Markets Subsidiaries shall be made within a reasonable time after the computations are made. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the members of the TRS Holdings Affiliated Group in the ratio that each member’s net change in federal income tax liability or tax benefit bears to the total change in tax liability. Any penalty shall be allocated upon such basis as TRS Holdings deems just and proper in view of all applicable circumstances. If an FBR Capital Markets Subsidiary is assessed and pays directly to the Internal Revenue Service tax liability for a Pre-Offering Taxable Year in excess of the amount properly allocable to such subsidiary under Section 2 (taking into account this Section 4), TRS Holdings shall reimburse the FBR Capital Markets Subsidiary for the amount of such excess.

5. Post-Offering Taxable Years. (a) For taxable years (or portions thereof) after the Offering (each, a “Post-Offering Taxable Year”), each of TRS Holdings and FBR Capital Markets shall prepare and timely file federal income tax returns for it and its subsidiaries. Each of TRS Holdings and FBR Capital Markets shall indemnify and hold harmless the other party from and against all taxes incurred by the first party or its subsidiaries with respect to Post-Offering Taxable Years.

(b) Notwithstanding Section 5(a) hereof, any loss, credit, or other item attributable to an FBR Capital Markets Subsidiary arising in a Pre-Offering Taxable Year or a Post-Offering Taxable Year may be applied to a consolidated return of the TRS Holdings Affiliated Group for a Pre-Offering Taxable Year during which such FBR Capital Markets Subsidiary was included in the consolidated return filed by the TRS Holdings Affiliated Group, to the extent and as permitted under applicable law. TRS Holdings shall cooperate with any FBR Capital Markets Subsidiary to the extent reasonably necessary (including, without limitation, amending any return and filing any claim for refund) for such member to realize the tax benefit of using such loss, credit, or other item in such Pre-Offering Taxable Year. TRS Holdings shall remit promptly to FBR Capital Markets any refund or reduction in tax resulting from the use of such tax benefit. No tax attributes of (or allocable to) an FBR Capital Markets Subsidiary may be used in a Post-Offering Taxable Year of the TRS Holdings Affiliated Group.

6. Successors. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of a Member succeeding to the tax attributes of the Member under Code section 381), to the same extent as if such successor had been an original party to the Agreement.

7. Term. This Agreement shall continue in effect until the expiration of the statute of limitations (or, if later, the date to which any such statute of limitations has been extended by TRS Holdings) for all Pre-Offering Taxable Years.

8. Miscellaneous.

(a) This Agreement shall be governed by the laws of the Commonwealth of Virginia, excluding its choice of law principles.

(b) The provisions herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. There are no promises, covenants, or undertakings other than those expressly set forth in this Agreement.

(c) If any provision of this Agreement is held to be unenforceable, this Agreement shall be construed without such provision.

(d) The waiver of a party of a right hereunder must be in writing and signed by the party holding the right. The failure by a party to exercise any right hereunder shall not operate as a waiver of such party’s right to exercise such right or any other right in the future.

(e) This Agreement may be amended only by a written document executed by a duly authorized representative of each of the parties. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized officer or representative as of the date first set forth above.

FBR TRS HOLDINGS, INC.

By:	/s/ William J. Ginivan
	Name:	William J. Ginivan
	Title:	General Counsel

FBR CAPITAL MARKETS CORPORATION

By:	/s/ William J. Ginivan
	Name:	William J. Ginivan
	Title:	SVP, General Counsel and Secretary

[Signature Page to Tax Sharing Agreement]